EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $.001 per share, of Ekso Bionics Holdings, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 11th day of May, 2015.

CNI Commercial LLC
By:	Chickasaw Nation Industries, Inc., its sole member

By:	/s/ David Nimmo
Name:	David Nimmo
Title:	President & CEO

Chickasaw Nation Industries, Inc.
By:	/s/ David Nimmo
Name:	David Nimmo
Title:	President & CEO

/s/ David Nimmo
David Nimmo